Exhibit 10.1
SUPERVISORY AGREEMENT
     This Supervisory Agreement (Agreement) is made this 27th day of January, 2010 (Effective Date), by and through the Board of Directors (Board) of Flagstar Bank, FSB, Troy, Michigan, OTS Docket No. 08412 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director).
     WHEREAS, the Association is subject to examination, regulation and supervision by the OTS;
     WHEREAS, based on its August 3, 2009 examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound practices in conducting its operations; and
     WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices identified by the OTS in its Report of Examination of the Association dated August 3, 2009 (ROE), the Association and the OTS have mutually agreed to enter into this Agreement.
     NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Business Plan.
1.	(a) By the Effective Date, the Association shall submit to the Regional Director revisions to the Association’s current business plan (Business Plan), acceptable to the Regional Director, to address the requirements of this Agreement. The Business Plan shall cover the period beginning with the quarter beginning January 1, 2010 through the quarter ending December 31, 2012 and, at a minimum, shall include:
(i) development and implementation of operating strategies by business line to achieve increased core deposits, realistic core earnings and net income levels, which will result in profitable operation of the Association;
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Supervisory Agreement

(ii) detail the Association’s capital preservation and enhancement strategies with specific narrative goals;
(iii) address the amount of additional capital that will be needed under different forward-looking scenarios involving progressively stressed economic environments. If additional capital is determined to be necessary, then identify the specific sources of additional capital and detail timeframes by which the additional capital will be raised and provide specific target quarter-end capital levels;
(iv) Board oversight and maintenance of adequate Allowance for Loan and Lease Losses (ALLL) provisions;
(v) detailed quarterly financial projections for the Association on a stand-alone basis; and
(vi) detailed assumptions used for all financial projections, such as the assumed interest rate scenarios; assumptions used for noninterest income and noninterest expense; assumptions used to determine disposition of real estate owned (REO); assumptions used to determine the ALLL; assumptions for loan origination rates, using recent experience and taking into consideration current national and regional economic conditions; and assumptions supporting the cost of funds projections.
(b)	Upon receipt of the Regional Director’s written determination of non-objection to the Business Plan, the Board shall adopt the Business Plan and the adopted Business Plan shall be incorporated herein by reference and become a part of this Agreement and any
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material deviation[1] of the Business Plan shall be a violation of this Agreement. Thereafter, the Association must operate within the parameters of its Business Plan. Any proposed material deviations from or changes to the Business Plan shall be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least forty-five (45) days before a proposed change is implemented.

(c)	On a quarterly basis, beginning with the quarter ending March 31, 2010, the Board shall review written reports comparing projected operating results contained within the Business Plan to actual results (Variance Analysis Reports) within forty-five (45) days after the end of each quarter. The Board shall review and assess the Senior Executive Officers’[2] implementation of and the Association’s compliance with the Business Plan. The Board’s review of Variance Analysis Reports and compliance with the Business Plan shall be fully documented in the appropriate Board meeting minutes.

(d)	Within sixty (60) days of the end of each quarter, the Board shall provide the Regional Director with a copy of the Variance Analysis Report required by this Paragraph.
Asset Quality.
2.	(a)Within sixty (60) days, the Association shall implement a written plan acceptable to the Regional Director to reduce the level of the Association’s assets classified as Doubtful or Substandard by its internal asset review process (Classified Assets Plan).

[1]	A deviation shall be considered material under this Paragraph of the Agreement if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material deviation.

[2]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
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The Classified Assets Plan shall contain a quarterly schedule detailing the projected level of classified assets during calendar years 2010 and 2011. The Classified Assets Plan shall express quarterly targets as a percentage of the Association’s Tier 1 (Core) Capital plus the Association’s ALLL and shall reflect reductions to be accomplished by:
     (i) charge-off;
     (ii) collection; or
     (iii) sufficient improvement in the quality of the classified asset so as to warrant removing any adverse classification.
(b) On a monthly basis, beginning with March 2010, the Board shall review a written progress report comparing the Association’s actual to projected levels of classified assets. The monthly progress reports shall be submitted simultaneously to the Board and Regional Director within thirty (30) days of the end of each calendar month.
Loan Administration Policy.
3. Within sixty (60) days, the Association shall submit to the Regional Director revisions to the Association’s policies and procedures governing loan administration (Credit Administration Policy) to address all corrective actions discussed in the ROE. Such revisions shall be acceptable to the Regional Director.
Liquidity Risk Management Program.
4. Within thirty (30) days, the Association shall submit to the Regional Director revisions to the Association’s liquidity risk management program, acceptable to the Regional Director, that enhance the Association’s continuous identification and monitoring of its current and projected funding needs and its access to sufficient funds to meet those needs. Such revisions to measure
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and monitor liquidity risk and to achieve and maintain sufficient liquidity shall include at a minimum:
     (a) increasing the Association’s liquidity levels commensurate with the Association’s risk profile;
     (b) adding risk limits for early identification of potential restrictions to expected funding capacity and the reduction of brokered deposit funding sources;
     (c) increasing diversification of funding sources based on a thorough understanding of the collateral requirements, if any, of each funding source in a variety of stress scenarios;
     (d) submitting an acceptable liquidity and cash flow analysis to the Regional Director;
     (e) monitoring the current market conditions affecting liquidity generally as well as the specific funding sources relied on by the Association; and
     (f) addressing the Contingency Funding Plan corrective actions contained in the ROE. Within thirty (30) days of receipt of the Regional Director’s comments, the Association shall revise its liquidity risk management program based on such comments.
Market Risk Exposure.
5.	(a) Within sixty (60) days, the Board shall adopt specific timeframes acceptable to the Regional Director for the remediation of all recommendations and corrective actions in the Sensitivity to Market Risk section of the ROE and assign a Senior Executive Officer responsibility to report to the Board monthly on the progress of such remediation.

(b) Within ninety (90) days, the Association shall engage a qualified and independent third party to perform a model validation and prepare a model validation report as
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recommended in the ROE. Within one-hundred eighty (180) days, the model validation report prepared by the third party shall be transmitted simultaneously to the Board and the Regional Director.
Mortgage Servicing Rights Asset.
6.	(a) Within thirty (30) days, the Association shall revise its asset concentration policy to establish the existing concentration limit for the mortgage servicing rights (MSR) asset at a level consistent with the revised Business Plan submitted in accordance with Paragraph 1 above and acceptable to the Regional Director.

(b) Within ninety (90) days, the Board shall adopt specific timeframes acceptable to the Regional Director for the remediation of all recommendations and corrective actions in the ROE regarding the Association’s mortgage servicing rights (MSR) and assign a Senior Executive Officer responsibility to report to the Board monthly on the progress of such remediation.
Compliance Program.
7. Within ninety (90) days, the Association shall establish a new written consumer compliance program (Compliance Program) that is: (a) appropriate for the Association’s size, complexity, product lines and business operations; and (b) designed to ensure the Association’s compliance with all applicable consumer and other compliance laws and regulations (Compliance Laws and Regulations)3 on an ongoing basis. At a minimum, the Compliance Program shall:
(a) address all recommended corrective actions set forth in the ROE relating to compliance;

[3]	The term “consumer and other compliance laws and regulations” means all laws and regulations referenced in Section 1100 (Compliance Oversight Examination Program) of the OTS Examination Handbook.
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(b) conform to applicable regulatory guidelines;
(c) include written descriptions of the duties and responsibilities of the Compliance Officer and other key compliance positions that clearly define authority and accountability and establish the compliance organizational and reporting structure, including any Board-level compliance committees;
(d) provide for the allocation of adequate resources, including staffing with qualified and experienced personnel;
(e) include a formal training program that provides for ongoing training in Compliance Laws and Regulations for all Association employees;
(f) include a formal compliance review process for new or changed products and services;
(g) include detailed recordkeeping processes, reporting requirements and internal control systems to facilitate the Board and Senior Executive Officer’s oversight of the effectiveness of the Compliance Program and
(h) require the Audit Committee to prepare a written report on all internal and external compliance audit findings (Compliance Audit Report).
Flood Insurance.
8.	(a) Within ninety (90) days, the Association shall revise its policies, procedures and systems for compliance with the requirements of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as amended, 42 U.S.C. §§ 4001-4129, as implemented by Part 572 of the OTS’s Rules and Regulations, 12 C.F.R. Part 572 (collectively, Flood Laws and Regulations) to address all recommended corrective actions set forth in the ROE relating to Flood Laws and Regulations.
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(b) Within ninety (90) days, the Association shall conduct a review of all loans originated by the Association on or after September 30, 2008 (Relevant Loans) for compliance with the Flood Laws and Regulations. The Association shall identify all Relevant Loans that are secured by buildings or mobile homes located in special flood hazard areas and prepare a written report (Flood Loan Report) that, at a minimum:
(i) identifies and provides details for all loans that were or are not in compliance with the Flood Act Laws and Regulations; and
(ii) sets forth recommended corrective actions with respect to each loan identified.
Remediation of ROE Comments.
9. Within thirty (30) days, the Board shall adopt specific actions and timeframes acceptable to the Regional Director to ensure that the Association addresses all Matters Requiring Board Attention and Corrective Actions noted in the ROE not otherwise covered in this Agreement. The minutes of Board meetings shall document each such action adopted, the completion of each action, and the measures implemented to prevent recurrence.
Growth.
10. Effective immediately, the Association is subject to and shall comply with the requirements and provisions of OTS Regulatory Bulletin 3b. Without the prior written approval of the Regional Director, the Association shall not increase its total assets during any quarter beginning with the quarter starting January 1, 2010, in excess of an amount equal to net interest credited on deposit liabilities during the quarter. The growth restrictions imposed by this Paragraph shall remain in effect until the Regional Director approves the Association’s Business Plan as required under Paragraph 1 of this Agreement.
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Dividends.
11. Effective immediately, the Board shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director. The Association’s written request for written approval should be submitted to the Regional Director at least sixty (60) days prior to the anticipated date of the proposed dividend or distribution of capital.
Severance and Indemnification Payments.
12. Effective immediately, the Association shall not make any golden parachute payment4 or any prohibited indemnification payment5 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.
Directorate and Management Changes.
13. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
14.	(a) Effective immediately, the Association shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of

[4]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[5]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(1).
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the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.

(b) Effective immediately, the Association shall not increase any salaries, bonuses, or director’s fees or make any other similar payments, directly or indirectly, to the Association’s directors or Senior Executive Officers without prior written non-objection from the Regional Director.
Third Party Contracts.
15. Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association6 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract; (b) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (c) received written notice of non-objection from the Regional Director.
Effective Date.
16. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
17. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

[6]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.
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Time Calculations.
18. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
19. The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Agreement upon written request by the Association that includes reasons in support for any extension. Any OTS extension shall be made in writing.
Submissions and Notices.
20. All submissions, including progress reports, to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
21. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS: Regional Director Office of Thrift Supervision One South Wacker Drive, Suite 2000 Chicago, Illinois 60606 Facsimile: (312) 917-5001

(b)	To the Association: Chairman of the Board Flagstar Bank, FSB 5151 Corporate Drive Troy, Michigan 48098 Facsimile: (248) 312-6823
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No Violations Authorized.
22. Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
23. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
24. The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 23 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
25. The laws of the United States of America shall govern the construction and validity of this Agreement.
26. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
27. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
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28. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
29. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
30. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
31. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.
     WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

FLAGSTAR BANK, FSB Troy, Michigan	Accepted by: Office of Thrift Supervision

/s/ Joseph P. Campanelli	By:	/s/ Daniel T. McKee

Joseph P. Campanelli, Chairman		Daniel T. McKee
Regional Director, Central Region

/s/ Walter N. Carter	Date:	See Effective Date on page 1

Walter N. Carter, Director

/s/ James D. Coleman

James D. Coleman, M.D., Director
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/s/ Gregory Eng Gregory Eng, Director

/s/ Lesley Goldwasser Lesley Goldwasser, Director

/s/ Jay J. Hansen Jay J. Hansen, Director

/s/ David J. Matlin David J. Matlin, Director

/s/ Mark R. Patterson Mark R. Patterson, Director

/s/ David L. Treadwell David L. Treadwell, Director
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